EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we consent to the incorporation by reference in the Registration Statements (No. 333-149450, No. 333-124818, No. 333-52766) on Form S-8 of our report dated June 11, 2014, relating to the statement of net assets available for benefits of the Garmin International, Inc. Retirement Plan as of December 31, 2013 and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the December 31, 2014 annual report on Form 11-K of the Garmin International, Inc. Retirement Plan.

/s/ Mayer Hoffman McCann P.C.

Kansas City, Missouri

June 8, 2015